Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

UTime Limited

7th Floor, Building 5A

Shenzhen Software Industry Base, Nanshan District

Shenzhen, People’s Republic of China 518061

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1 of our report dated September 30, 2019, relating to the consolidated financial statements of UTime Limited, its subsidiaries, variable interest entity (“VIE”) and subsidiaries of the VIE as of March 31, 2018 and 2019 and for the three years in the period ended March 31, 2019, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, the People’s Republic of China

March 18, 2020